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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

COASTCAST CORPORATION (Exact name of registrant as specified in its charter)
California (State of incorporation or organization)	95-3454926 (I.R.S. Employer Identification Number)
3025 East Victoria Street, Rancho Dominguez, California 90221 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

        Securities Act registration statement file number to which this form relates: N/A

        Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, no par value per share

Rights to Purchase Series A Preferred Stock, no par value per share

Item 1. Description of Registrant's Securities to Be Registered.

        This Registration Statement relates to the Common Stock, no par value, of Coastcast Corporation, a Delaware corporation. This Registration Statement also relates to the Rights to Purchase Series A Preferred Stock, no par value per share, of Coastcast Corporation.

Common Stock

        Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, other than with respect to the election of directors when cumulative voting is currently permitted. Cumulative voting only may be done if a stockholder gives notice prior to the vote of his or her intention to cumulate votes for election of directors. Under cumulative voting, each stockholder may give any one candidate whose name is placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the stockholder's shares are normally entitled, or distribute such number of votes among as many candidates as the stockholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors. The Company presently does not intend to eliminate cumulative voting.

        The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation or dissolution are entitled to receive all assets available for distribution to the stockholders. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

        The Company's Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividends rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and that could have certain anti-takeover effects.

Rights to Purchase Series A Preferred Stock

        A description of the Rights to Purchase Series A Preferred Stock is incorporated by reference to the section entitled "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A/12(b) (Commission File No. 001-12676) initially filed with the Securities and Exchange Commission on November 1, 2000.

Item 2. Exhibits

1.	Articles of Incorporation of the Company, as amended(1)
2.	Certificate of Amendment of Articles of Incorporation filed with the California Secretary of State on December 6, 1993(1)
3.	Bylaws of the Company, as amended April 19, 2001(4)
4.	Certificate of Determination Series A Preferred Stock(2)
5.	Rights Agreement, dated October 27, 2000 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent(3)
6.	Specimen Stock Certificate of the Company(1)

(1)
Incorporated by reference to the exhibits to the Registration Statement on Form S-1 (Registration No. 33-71294) filed on November 4, 1993, as amended by Amendment No. 1 filed on November 17, 1993, Amendment No. 2 filed on December 1, 1993, and Amendment No. 3 filed on December 9, 1993.

(2)
Incorporated by reference to the exhibits to Form 8-A filed on November 1, 2000.

(3)
Incorporated by reference to the exhibits to Form 8-K filed on November 1, 2000.

(4)
Incorporated by reference to the exhibits to Form 10-Q for the fiscal quarter ended June 30, 2001.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COASTCAST CORPORATION
Date: October 7, 2002	By	/s/ HANS H. BUEHLER Hans H. Buehler Chief Executive Officer

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  Item 1. Description of Registrant's Securities to Be Registered.
  Item 2. Exhibits
SIGNATURES